EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                    For the Year Ended December 31, 1997 (b)


                                Basic EPS      Diluted EPS

Weighted average number of
   common shares outstanding    1,579,100        1,579,100

Dilutive effect of common
 stock options                       -             122,900

Dilutive effect of 9%
   convertible debt
   due to related parties (a)        -           1,036,300

Weighted average common shares
   used in EPS calculation      1,579,100        2,738,300

Net income                       $635,600         $635,600

Add assumed interest
   savings on debt,
   net of tax effect          $     -              $35,600

Adjusted net income           $   635,600         $671,200

Earnings per share                  $0.40            $0.25


(a)  Convertible debt is considered an other potentially dilutive security.
(b) Common share equivalents and other potentially dilutive securities were not considered in the earnings per share calculation for 1996 because their effect would have been anti-dilutive.